Exhibit 99.1

MEDCATH CONTACTS:

O. Edwin French	James Harris
President and Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Names Phil Mazzuca Chief Operating Officer
     Charlotte, N.C. (March 14, 2006) — MedCath Corporation (NASDAQ: MDTH) announced today that long-time hospital executive Phil Mazzuca will join the national provider of cardiovascular care as Chief Operating Officer.
     Phil Mazzuca, 46, comes to MedCath with more than two decades of hospital operations experience either as a CEO or with regional operations responsibilities. Most recently, Mazzuca led the Florida and Texas Division of IASIS Healthcare LLC where he had responsibility for overseeing six hospitals. Before that, Mazzuca was CEO of Town & Country Hospital, an IASIS facility. He also has executive leadership experience in multi-hospital operations for facilities located in Los Angeles, Miami, Chicago, San Francisco, and Richmond, Va. Mazzuca will begin with MedCath on March 27.
     “Phil has experience running hospitals in a wide range of markets and competitive environments,” said O. Edwin French, MedCath’s President and Chief Executive Officer. “That experience will serve MedCath well, as Phil builds on our initiatives to improve operating performance at each of our facilities across the country. I am delighted that he has agreed to join our executive team.”
     When Mazzuca assumed his first hospital CEO post, for Coral Gables (Fla.) Hospital at age 24, he was at the time the youngest hospital chief administrator in the nation. A native of Chicago, Mazzuca holds a bachelor’s degree in biology from Valparaiso University and a master’s degree in hospital and healthcare administration from the University of Alabama in Birmingham.
     “I have been impressed with MedCath’s patient-focused model for a long time,” Mazzuca said. “I am looking forward to helping the company build on its success and continue to grow through additional partnerships with hospitals and physicians.”
     MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates 12 hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in Exhibit 99.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2005. A copy of this report, including exhibits, is available on the Internet site of the Commission at <http://www.sec.gov>. These risks and uncertainties include, among others, the impact of legislation proposed to extend provisions of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payors that would decrease our revenue, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.